EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2015 relating to the consolidated financial statements of Fennec Pharmaceuticals Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and include explanatory paragraphs relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

May 12, 2015